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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2010

Red Bank, N.J. May 14, 2010 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2010 which appear below compared with the second quarter of fiscal 2009.


                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2010   Ended 4/30/2009      Change
                            ---------------   ---------------    ----------
German Royalties Received     $4,926,049         $9,424,837       -47.73%
Net Income                    $4,618,701         $9,122,900       -49.37%
Net Income per Unit             $0.50              $0.99          -49.49%
Distribution per Unit           $0.51              $0.99          -48.48%

Net income in the second quarter of 2010 was lower than the second quarter of 2009 due to the significant decline in gas prices combined with a smaller decline in gas sales. While the average value of the Euro relative to the dollar was higher, its impact was minor. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.
Relevant details are shown below.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2010   Ended 4/30/2009      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)              11.331            12.839            -11.75%
Gas Prices (Ecents/Kwh)(2)      1.9035            2.7105            -29.77%
Gas Prices ($/Mcf)(3)           $ 7.44            $10.24            -27.34%
Average Exchange Rate (4)       1.3586            1.3117            + 3.58%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 30.083            32.416            - 7.20%
Gas Prices (Ecents/Kwh)         2.0857            3.1818            -34.45%
Gas Prices ($/Mcf)              $ 7.83            $11.60            -32.50%
Average Exchange Rate           1.3403            1.2987            + 3.20%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers



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Additionally, in the second fiscal quarter of 2009, as in prior years, the
Trust received adjustments from the operating companies based on their final calculations of royalties payable during the previous calendar year. Beginning in 2010, however, such prior year adjustments will be delayed until September. Accordingly, no adjustment was received in the second quarter of fiscal 2010. During the second quarter of fiscal 2009, the Trust received the equivalent of $0.1090 per unit in prior year adjustments and a one-time adjustment of $0.1013 per unit which resulted from the examination of the operating companies for the period 2005-2006 and extending into 2007. Therefore, slightly over $0.21 of the second quarter net income of $0.99 represents adjustments from prior years.

Compared to the prior year, Trust expenses for the second quarter of fiscal 2010 increased 2.48% to $309,625 from $302,134 in the second quarter of fiscal 2009 due to the legal issues raised as a result of the examination of the German operating companies' royalty payments for the years 2007-2008. For the quarter just ended, Trust interest income was minimal due to the low interest rates applicable during the period and the reduced funds available for investment.

Net income for the first six months of fiscal 2010 was lower than the first six months of fiscal 2009 due to a combination of lower gas prices and sales under both the Mobil and OEG Agreements along with the absence of any prior year adjusting payment during the first six months of fiscal 2010.
The comparison of the relevant periods is shown below.

                              Six Months         Six Months       Percentage
                            Ended 4/30/2010    Ended 4/30/2009      Change
                            ---------------    ---------------    ----------

German Royalties Received      $9,820,458        $19,605,816       -49.91%
Net Income                     $9,234,992        $18,969,369       -51.32%
Net Income per Unit              $1.00              $2.06          -51.46%
Distribution per Unit            $1.01              $2.05          -50.73%

The previously declared distribution of 51 cents per unit will be paid on May 26, 2010 to owners of record as of May 14, 2010. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008, or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.